#86044232v1 Exhibit 3.1 CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF STERLING CONSTRUCTION COMPANY, INC. Sterling Construction Company, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows: 1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 7, 2017 (the “Certificate of Incorporation”). 2. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth the following amendment (the “Amendment”) of the Certificate of Incorporation of the Corporation, declaring said Amendment to be advisable. 3. The Certificate of Incorporation of this Corporation be amended by: (a) Changing the Article thereof numbered “I” so that, as amended, said Article shall read as follows: “Article I The name of the Corporation is Sterling Infrastructure, Inc. (hereinafter sometimes referred to as the “Corporation”).”; and (b) Replacing all references to “Sterling Construction Company, Inc.” with “Sterling Infrastructure, Inc.” in the Certificate of Incorporation of the Corporation. 4. This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. 5. The effective date and time of this Amendment shall be 9:35 AM ET, June 1, 2022. 6. All other provisions of the Certificate of Incorporation shall remain in full force and effect. [Signature Page Follows]

{N4555423.1} [Signature Page to Certificate of Amendment of Certificate of Incorporation] IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mark D. Wolf, its General Counsel and Corporate Secretary, this 31st day of May, 2022. STERLING CONSTRUCTION COMPANY, INC. By: /s/ Mark D. Wolf Name: Mark D. Wolf Title: General Counsel and Corporate Secretary